Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

Among

FIRST ADVANTAGE CORPORATION

THE ALAMEDA COMPANY, LLC

BUSINESS TAX CREDIT CORPORATION, d/b/a THE ALAMEDA COMPANY

and

THE OTHER PARTIES NAMED HEREIN

October 11, 2004

TABLE OF CONTENTS

1.	DEFINITIONS		1
	1.1.	Definitions.	1
	1.2.	Other Definitional and Interpretive Provisions.	9

2.	PURCHASE AND SALE OF THE ACQUIRED ASSETS		10
	2.1	Purchase and Sale of the Acquired Assets.	10
	2.2	Assumption of Assumed Liabilities by the Purchaser; Retention of Retained Liabilities by the Seller.	10
	2.3	Purchase Price.	10
	2.4	Purchase Price Adjustment.	10
	2.5	Intentionally Deleted.	11

3.	CLOSING		11
	3.1	Closing.	11
	3.2	Closing Deliveries.	11
	3.3	Allocation of Purchase Price to Acquired Assets.	14
	3.4	Non-Assignability of Certain Acquired Assets.	14

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES		15
	4.1	Organization and Qualification.	15
	4.2	Authority; Enforceability.	15
	4.3	Noncontravention.	15
	4.4	Investments in Other Persons	16
	4.5	Capitalization of Seller	16
	4.6	Rights; Warrants or Options; Dividends	16
	4.7	Financial Statements; Undisclosed Liabilities; Books and Records	17
	4.8	Tangible Personal Property; Sufficiency of Assets.	17
	4.9	Real Property.	18
	4.10	Insurance.	18
	4.11	Labor Relations.	18
	4.12	Permits; Compliance With Law.	19
	4.13	Litigation	19
	4.14	Material Agreements.	19
	4.15	Employee Benefit Plans.	21
	4.16	Tax Matters.	21
	4.17	Environmental Matters.	22
	4.18	Intellectual Property.	23
	4.19	Brokers.	25
	4.20	Accounts Receivable.	25
	4.21	Absence of Changes and Events.	25
	4.22	Employees; Labor Relations.	26
	4.23	Related Transactions.	27

	4.24	Intetionally Deleted.	27
	4.25	Customers.	27
	4.26	Solvency.	28
	4.27	All Representatives and Warranties	28

5.	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		28
	5.1	Authority; Authorization.	28
	5.2	Enforceability.	28
	5.3	Noncontravention	28
	5.4	Title; Absence of Certain Agreements	29
	5.5	Shareholder Knowledge of Seller Parties’ Breach	29
	5.6	All Representations and Warranties	29

6.	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT		29
	6.1	Organization and Qualification	29
	6.2	Authority; Enforceability	29
	6.3	Noncontravention	30
	6.4	Litigation	30
	6.5	Brokers	30
	6.6	Solvency	30
	6.7	Due Diligence	30
	6.8	Purchaser Knowledge of Seller Parties’ Breach	30

7.	COVENANTS OF THE SELLER AND THE SHAREHOLDERS		30
	7.1	Assistance in Proceedings.	30
	7.2	Nondisparagement/Use of Names.	31
	7.3	Further Assurances.	31
	7.4	Confidentiality; Public Announcements.	32
	7.5	Payment of All Taxes by Seller	32
	7.6	Payment of Other Retained Liabilities	32

8.	COVENANTS AND AGREEMENTS OF THE PURCHASER AND PARENT.		33
	8.1	TANF Recovery Project.	33
	8.2	Further Assurances.	33
	8.3	Nondisparagement.	34
	8.4	Accounts Received Collection Project.	34
	8.5	Intentionally Deleted.	34
	8.6	Access to Information.	34
	8.7	Assistance in Proceedings.	35
	8.8	Intentionally Deleted.	35
	8.9	IVR System.	35
	8.10	Notice of Developments.	35
	8.11	Intentionally Deleted.	35

9.	INDEMNIFICATION.		35
	9.1	Indemnification by the Seller Parties.	35
	9.2	Indemnification by the Shareholders.	36

	9.3	Indemnification by Purchaser.	36
	9.4	Limitations on Indemnification.	36
	9.5	Indemnification Procedure.	37
	9.6	Right of Setoff.	39
	9.7	Exclusive Remedy.	39

10.	MISCELLANEOUS		40
	10.1	Construction.	40
	10.2	Cooperation.	40
	10.3	Successors and Assigns.	40
	10.4	Entire Agreement.	40
	10.5	Counterparts/Facsimile Signatures.	40
	10.6	Headings.	40
	10.7	Expenses.	40
	10.8	Notices.	41
	10.9	Governing Law; Venue.	42
	10.10	Severability.	42
	10.11	Waiver	42
	10.12	No Third Party Beneficiary	42
	10.13	Enforcement of Agreement	42
	10.14	Attorney's Fees.	42
	10.15	Bulk Sales Laws	42
	10.16	Intentionally Deleted.	42
	10.17	Survival; Investigation	42

[1]	This Table of Contents is provided for convenience only and does not form a part of this Asset Purchase Agreement.

INDEX OF EXHIBITS

Exhibit A	$750,000 Subordinated Promissory Note

Exhibit B	$4,350,000 Subordinated Promissory Note

Exhibit C	Subordination Agreement

Exhibit D	Bill of Sale

Exhibit E	Assignment and Assumption Agreements

Exhibit F	General Assignment of All Intellectual Property

Exhibit G	Consultant Agreement

Exhibit H	Non-competition Agreement and Related Covenants Agreement

INDEX OF SCHEDULES

Schedule 1.1(a)	Assigned Agreements

Schedule 1.1(b)	Assumed Liabilities

Schedule 1.1(c)	Excluded Assets

Schedule 1.1(d)	Retained Liabilities

Schedule 1.1(e)	Excluded Agreements

Schedule 1.1(f)	TANF Recovery Project

Schedule 2.4	Outstanding WIP for Non-Contract WIP Clients

Schedule 3.2(a)(iii)	Enumerated Consents and Approvals To Be Obtained and Delivered at Closing

Schedule 3.2(b)(ix)	Consents and Approvals of Purchaser and Parent

Schedule 3.3	Allocation Purchase Price

Schedule 3.4	Eligible Consents

Schedule 4.1	Organization and Qualification

Schedule 4.3(a)	Noncontravention

Schedule 4.3(b)	Notice from or Consent to Seller or Shareholder

Schedule 4.4	Investments in Other Persons

Schedule 4.6	Rights; Warrants or Options; Dividends

Schedule 4.7	Financial Statement GAAP

Schedule 4.8(a)	Permitted Liens

Schedule 4.8(b)	Tangible Personal Property; Operating Condition

Schedule 4.9(a)	Real Property

Schedule 4.10	Insurance Policies

Schedule 4.11	Labor Relations

Schedule 4.12	Permits; Compliance With Law

Schedule 4.13	Litigation

Schedule 4.14	Material Agreements

Schedule 4.15	Participants of the Employee Benefit Plan Other than Employees

Schedule 4.16	Tax Matters

Schedule 4.16(a)	Tax Matters

Schedule 4.16(c)	Tax Matters

Schedule 4.17	Environmental Matters

Schedule 4.18(a)	Intellectual Property

Schedule 4.18(b)	Intellectual Property

Schedule 4.18(c)	Intellectual Property

Schedule 4.18(d)	Intellectual Property

Schedule 4.18(e)	Litigation Relating to Intellectual Property

Schedule 4.18(f)	Restrictions Relating to Intellectual Property

Schedule 4.18(g)	Intellectual Property

Schedule 4.18(h)	Liens Relating to Intellectual Property

Schedule 4.21	Absence of Changes and Events

Schedule 4.22(a)	List of Employees

Schedule 4.22(b)	Delinquent Payments to Employees, Officers, Directors, Consultants, Agents or Independent Contractors

Schedule 4.23	Related Transactions

Schedule 4.25	Top 25 Customers

Schedule 5.3	Noncontravention

Schedule 8.4	Seller’s Retained Accounts Receivable as of September 30, 2004, to be Received, Accounted for and Allocated by Purchaser

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of October         , 2004, by and among First Advantage Corporation, a Delaware Corporation (“Parent”), The Alameda Company, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Purchaser”), Business Tax Credit Corporation, d/b/a The Alameda Company, a California corporation (“BTCC”) (individually referred to as “Seller”), and John Phillip Ownbey (“Mr. Ownbey”) and Marty S. Mancebo (“Mr. Mancebo”), (a “Shareholder” and together the “Shareholders”; the Shareholders collectively with the Seller are sometimes referred to as the “Seller Parties” and individually as a “Seller Party”).

RECITALS

A. The Seller desires to sell substantially all of its respective assets, and assign certain of its respective liabilities, to Purchaser, and Purchaser desires to purchase and acquire the same.

B. Mr. Ownbey and Mr. Mancebo are the sole shareholders of BTCC.

C. The Parent and the Purchaser would not be entering into this Agreement, and the Purchaser would not be purchasing the Acquired Assets (as defined below) of Seller, if the Purchaser was not purchasing the Acquired Assets of the Seller and if the Shareholders were not entering into this Agreement under the terms set forth below.

D. Each of the Shareholders, therefore, is realizing a financial benefit from the sale of the Acquired Assets of Seller and each of the Shareholders is willing to enter into this Agreement under the terms set forth below.

OPERATIVE TERMS

NOW, THEREFORE, in consideration of these premises and the mutual promises and covenants hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

1.1. Definitions. For the purposes of this Agreement, the following capitalized terms have the meanings set forth below:

“Account Receivable” means (i) all trade accounts receivable and other rights to payment from the customers of the Seller and the full benefit of all security, if any, for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services or products rendered or sold to Seller’s customers, (ii) all other accounts or notes receivable of the Seller and the full benefit of all security, if any, for such accounts or notes, and (iii) any claim, remedy, or other right related to any of the foregoing. Account Receivable shall not include WIP (as defined below).

“Account Receivable Collection Project” is defined in Section 8.4.

“Acquired Assets” means all of the property and assets, real, personal, or mixed, tangible and intangible, of every kind and description, wherever located, other than the Excluded Assets (as defined below), of Seller (including, respectively, all of Seller’s right, title and interest in and to such assets) at Closing including, without limitation, the following assets of Seller, respectively: (a) cash in the amount of $191,000; (b) all WIP (as defined below); (c) all Tangible Personal Property (as defined below); (d) all rights of the Seller relating to security deposits, prepaid expenses, claims for refunds and rights to offset in respect thereof, and all legal claims of the Seller against third parties, causes of action, choses in action and rights of recovery, whether choate or inchoate, known or unknown, contingent or noncontingent, and rights of recoupment (including any such item relating to the payment of Taxes); (e) all Governmental Authorizations and all pending applications therefore or renewals thereof, to the extent assignable; (f) all data and records (electronic, paper and otherwise) related to the operations of the Seller, including client, customer and supplier lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence, and other similar documents and records; (g) all Assigned Agreements and all rights under such Assigned Agreements, excluding Excluded Agreements; (h) all of the intangible rights and property of Seller, including, without limitation, Seller’s goodwill, going concern value and all Intellectual Property owned or licensed (as licensor or licensee) by Seller or in which Seller otherwise has a proprietary interest, including, any property of Seller related to its interactive voice recovery system and its servers; (i) all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets or Assumed Liabilities, and (j) Accounts Receivable of BTCC accrued after September 30, 2004 and all amounts due and payments arising for services performed by BTCC after September 30, 2004.

“Adjustment Amount” is defined in Section 2.4.

“Affiliate” of any Person (“Person A”) means any other Person controlling, controlled by or under common control with such Person A, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” is defined in the introductory paragraph hereto.

“Alameda” has the meaning in the introductory paragraph hereto.

“Alameda Names” is defined in Section 7.2(b).

“Allocation Statement” is defined in Section 3.3.

“Applicable Law” means any law, statute, treaty, rule, regulation, judgment, injunction, order, or decree, whether under or pursuant to the jurisdiction of the United States or any foreign country, or any state, municipality, or other political subdivision or authority thereof, or any commission, board, or agency to which the Seller or any of their respective employees is subject or by which any of their respective properties may be bound.

“Assigned Agreements” means all of the Seller’s respective contracts, leases, licenses, indentures, agreements and commitments, including, without limitation, those identified on Schedule 1.1(a), but excluding the Excluded Agreements (as defined below), as identified on Schedule 1.1(e). The enumeration of any contract, lease, license, indenture, agreement or commitment on Schedule 1.1(a) shall not limit the scope of the foregoing sentence.

“Assignment and Assumption Agreements” is defined in Section 3.2(a)(i).

“Associate” of any Person means (a) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity or other voting securities or interest, (b) any trust or other estate in which such Person has a beneficial interest or as to which such person serves as a trustee or in a similar capacity, and (c) with respect to a Person that is an individual, any relative or spouse of such Person, any relative of such spouse, any marital relative of such Person’s children, and any individual who has shared a residence with such Person for more than six (6) months at any time within the last two (2) years.

“Assumed Liabilities” means only those liabilities of the Seller which are specifically identified on Schedule 1.1(b), and each such liability is referred to as an “Assumed Liability.”

“Bills of Sale” is defined in Section 3.2 (a)(i).

“Bulk Sales Laws” is defined in Section 10.15.

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banks are required or permitted to be closed in New York, New York.

“BTCC” has the meaning in the introductory paragraph hereto.

“BTCC Assets” is defined in the definition of Acquired Assets.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” is defined in Section 9.5(a).

“Claims” is defined in Section 9.1.

“Closing” is defined in Section 3.1.

“Closing Date” shall be the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Confidential Information” is defined in Section 7.4(a).

“Commission Agreements” is defined in Section 7.3.

“Consultant Agreement” is defined in Section 3.2(a)(iv).

“Contemplated Transactions” means the transactions contemplated by this Agreement and each of the other Transaction Documents.

“COTS Software” is defined in Section 4.18(a)(i).

“Eligible Consent” is defined in Section 3.4.

“Employee Benefit Plan” means any Employee Pension Benefit Plan, Employee Welfare Benefit Plan and any other plan, program, agreement, commitment and arrangement maintained by or on behalf of the Seller which provide benefits or compensation to or for any employee or former employee of the Seller or any dependent of any such employee or former employee, including, without limitation, all vacation, severance pay, retirement, deferred compensation, death benefits, disability, healthcare and other employee pension benefit and welfare plans, payroll and perquisite practices and related trusts, contracts, insurance contracts and funds.

“Environmental Laws” shall mean CERCLA and all other federal, state, local and foreign statutes, laws, regulations, rules, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning protection of human health, safety or the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as those terms may be defined by any of the foregoing).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Agreements” means only those contracts, leases, licenses, indentures, agreements and commitments of Seller set forth on Schedule 1.1(e).

“Excluded Assets” means only the following assets of Seller: (i) Articles of Incorporation, bylaws, qualifications to do business in any jurisdiction, taxpayer and other identification numbers, stock certificates, stock transfer ledger, minute books, tax returns and records, and similar records having to do with Seller’s organization, capitalization, or existence as a corporation; (ii) any and all rights of Seller under this Agreement and the Transaction Documents; and (iii) the assets of Seller set forth on Schedule 1.1(c).

“Financial Statements” is defined in Section 4.7(a).

“Form 8594” is defined in Section 3.3.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Order” or “Governmental Orders” means any law, statue, rule or regulation or judgment, order, writ, injunction or decree of any Government Authority.

“Government Authority” means any federal, foreign, state, county, or municipal (or other political subdivision) governmental or quasi governmental department, authority, commission, board, bureau, agency or instrumentality, or legislative authority, or federal, state, or local court or other authority performing judicial or quasi judicial functions.

“Governmental Authorization” means any consent, ratification, approval, authorization, license, waiver, registration or permit issued, granted, given, or otherwise made available by or under the authority of any Government Authority.

“Indemnified Party” is defined in Section 9.5(a).

“Indemnifying Party” is defined in Section 9.5(a).

“Indemnity Period” is defined in Section 9.4(a).

“Insurance Policies” is defined in Section 4.10.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks (registered or unregistered), service marks, trade dress, logos, slogans, trade names, corporate names, Internet websites and domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, to the extent the foregoing meet the legal requirements of trade secrets and confidential information), (f) all other forms of intellectual property recognized under United States or other applicable law, (g) computer software, software libraries, computer code and source code, and (h) all copies and tangible embodiments of any and all of the foregoing (in whatever form or medium).

“IP Assignments” is defined in Section 3.2(a)(i).

“Knowledge” (a) when applied to Seller means the actual personal knowledge of Mr. Mancebo and Mr. Ownbey, and (b) when applied to any Shareholder, means the actual personal knowledge, of such Shareholder.

“Liability” and “Liabilities” with respect to any Person means any direct or indirect liability, indebtedness, guaranty, claim, loss, damage, deficiency, cost, expense, fine, penalty or obligation of such Person, whether known or unknown, absolute, direct or contingent, fixed or unfixed, choate or inchoate, liquidated or unliquidated, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise, and whether the same is required to be accrued on the financial statements of such Person or not.

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien, charge, claim, option, equitable interest, right of first option or right of first refusal, of any kind whatsoever, or similar restriction.

“Loss” or “Losses” means, with respect to any Person, any damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid or incurred in connection with any Proceeding by any third party or Government Authority against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other loss and the investigation, defense or settlement of any of the foregoing.

“Material Agreement” is defined in Section 4.14.

“Material Adverse Effect” means either or both (a) a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), or results of operations of the Seller individually or taken as a whole, or (b) a material impairment of the right or ability of the Seller to consummate the Contemplated Transactions.

“Non-Competition Agreements” is defined in Section 3.2(a)(viii).

“Non-contracted WIP Client” and “Non-contracted WIP Clients” are defined in Section 2.4(a).

“Notice Period” is defined in Section 9.5(a).

“Ordinary Course of Business” means the ordinary course of business consistent in nature, scope, and magnitude with the past custom and practice of the Seller.

“Other Documents” means, collectively the following: (i) Subordinated Promissory Notes, and (ii) any employment, consulting or other agreement entered into in connection with or pursuant to this Agreement, including all exhibits, schedules and attachments attached thereto.

“Outstanding WIP” is defined in Section 2.4(a).

“Parent” is defined in the introductory paragraph hereto.

“Permitted Liens” means (i) Liens set forth on Schedule 4.8(a), and (ii) Liens for ad valorem taxes not yet due and payable.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Government Authority.

“Proceeding” or “Proceedings” means any action, claim, arbitration, litigation, suit, mediation, alternative dispute resolution proceeding, investigation, prosecution, enforcement proceeding, audit, examination, review, hearing, or settlement negotiation, whether instituted by or against any Government Authority or any other Person of which Seller Parties have knowledge.

“Purchase Price” is defined in Section 2.3 hereof.

“Purchaser” is defined in the introductory paragraph hereto.

“Purchaser Indemnified Party” is defined in Section 9.1.

“Purchaser Indemnity Period” is defined in Section 9.4(d).

“Real Property” is defined in Section 4.9(a) hereof.

“Receipt of Payment” is defined in Section 8.4 hereof.

“Release” shall have the meaning set forth in CERCLA.

“Restricted Asset” is defined in Section 3.4.

“Retained Liabilities” means, with respect to the Seller, every Liability of Seller that is not an Assumed Liability, including, without limitation, those Retained Liabilities enumerated on Schedule 1.1(d). The enumeration of any Retained Liability on Schedule 1.1(d) shall not limit the generality of the foregoing sentence.

“Section 3.4 Eligible Consents” is defined in Section 3.4.

“Securities Act” is defined in Section 4.5.

“Seller” is defined in the introductory paragraph hereto.

“Seller Parties” is defined in the introductory paragraph hereto.

“Seller Party Indemnified Party” is defined in Section 9.3.

“$750,000 Subordinated Promissory Note” means the subordinated promissory note, issued by Parent to the Seller in the principal amount of $750,000, amortizing monthly, payable over twenty four (24) months with an annual interest rate of four percent (4%) in substantially the form of Exhibit A hereto.

“$4,350,000 Subordinated Promissory Note” means the subordinated promissory note, issued by Parent to the Seller in the principal amount of $4,350,000, amortizing monthly, payable over thirty six months (36) with an annual interest rate of five (5%) percent in substantially the form of Exhibit B hereto.

“Subordinated Promissory Notes” means collectively, the $750,000 Subordinated Promissory Note and “$4,350,000 Subordinated Promissory Note, payable in accordance with their respective terms.

“Shareholders” is defined in the introductory paragraph hereto.

“Subordination Agreement” means the Subordination Agreement, to be entered into by and among Parent, Shareholders and Bank of America, in substantially the form of Exhibit C hereto.

“Summary Balance Sheet Date” is defined in Section 4.7(a).

“TANF Payment” is defined in Section 8.1.

“TANF Recovery Project” means the tax credit recovery project (the “TANF Recovery Project Tax Credits”) described in detail on Schedule 1.1(f).

“TANF Recovery Project Clients” is defined in the definition of TANF Recovery Project.

“TANF Recovery Project Tax Credits” is defined in the definition of TANF Recovery Project.

“Tangible Personal Property” means all equipment, vehicles, aircraft, inventory, systems, processes, methods, computers, hardware and equipment, software programming materials, furniture, office equipment, material and supplies, and other items of tangible personal property of every kind owned by the Seller, other than tangible personal property that is an Excluded Asset (wherever located and whether carried on the Seller’s books or not), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” or “Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, collectively, this Agreement, the exhibits and schedules hereto, and the other documents and instruments to be executed in connection with the consummation of the Contemplated Transactions, including, without limitation the Bills of Sale, Assignment and Assumption Agreements, IP Assignments, Subordination Agreement, Subordinated Promissory Notes, Non-Competition Agreements, Consultant Agreement, and all exhibits, schedules, attachments and appendices thereto.

“Uncollectible WIP” is defined in Section 2.4(b).

“WIP” or “Work in Progress” is the right to payment from customers for work performed but not yet billed or invoiced to the customer for services performed and is set forth on Schedule 2.4.

1.2. Other Definitional and Interpretive Provisions.

(a) Unless otherwise defined herein, all terms in this Agreement shall have the defined meanings when used in any certificate, report or other document made or delivered pursuant hereto.

(b) The words “hereof,” “herein,” “hereunder” and “hereto” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural, and vice versa as the context may require.

(d) The inclusion of any information on any schedule to this Agreement shall not be deemed to be an admission or acknowledgment by any Seller Party, in and of itself, himself or herself, that such information is required to be listed on such schedule or is material to or outside the Ordinary Course of Business of any Seller, as applicable.

(e) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the schedules hereto is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(f) Wherever the words “include”, “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”.

2. PURCHASE AND SALE OF THE ACQUIRED ASSETS

2.1 Purchase and Sale of the Acquired Assets. (a) On and subject to the terms and conditions set forth in this Agreement, Purchaser agrees to purchase from Seller, and the Seller agrees to sell, transfer, convey, assign and deliver to Purchaser at the Closing, free and clear of any and all Liens other than Permitted Liens, all of the Acquired Assets for the consideration set forth in Section 2.3 below. Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Acquired Assets unless the Purchaser expressly assumes that Liability in writing pursuant to Section 2.2(a).

(b) Seller shall retain ownership of the Excluded Assets as set forth on Schedule 1.1(c) and the Excluded Agreements as set forth on Schedule 1.1(e).

2.2 Assumption of Assumed Liabilities by the Purchaser; Retention of Retained Liabilities by the Seller.

(a) On and subject to the terms and conditions of this Agreement, Purchaser agrees to assume and become responsible for at the Closing all Assumed Liabilities. No other Liabilities of the Seller shall be assumed by Purchaser.

(b) The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Seller Parties. In no event shall the Purchaser assume or become responsible for any of the Retained Liabilities.

2.3 Purchase Price. The aggregate consideration for the purchase of the Acquired Assets shall be (a) SEVEN MILLION SIX HUNDRED THOUSAND US DOLLARS ($7,600,000.00) which shall be delivered to the Seller in the manner set forth in Section 3.2(b) and be comprised of the following (i) TWO MILLION FIVE HUNDRED THOUSAND US DOLLARS ($2,500,000.00) in cash, and (ii) FIVE MILLION ONE HUNDRED THOUSAND US DOLLARS ($5,100,000.00) in the form of Subordinated Promissory Notes, (collectively, the “Purchase Price”); and (b) the assumption of the Assumed Liabilities by the Purchaser.

2.4 Purchase Price Adjustment.

(a) At Closing, Purchaser will have acquired as an Acquired Asset the following three (3) non-contracted clients with outstanding WIP balances, which clients have not signed service agreements with Seller: (i) Caesars Entertainment, Inc.; (ii) Whelan Security Co., Inc.; and (iii) Ameristar Casino St. Charles, Inc. (individually referred to as “Non-contracted WIP Client” and collectively referred to as the “Non-contracted WIP Clients”.) Seller and Purchaser hereby agree that there is a potential for the Non-contracted WIP Clients to refuse to pay for past services provided by Seller due to the lack of a signed written service agreement obligating the Non-Contracted WIP Clients to pay amounts due (“Outstanding WIP”). The Outstanding WIP for the Non-Contracted WIP clients is set forth on Schedule 2.4. The Purchaser hereby agrees to use its reasonable commercial efforts to collect payment from the Non-contracted WIP Clients or obtain an enforceable promise to pay such Outstanding WIP from the Non-contracted WIP Clients as promptly as practicable. If Purchaser has not obtained payment or obtained an enforceable promise to pay the Uncollectible WIP within nine (9)

months of Closing, an amount equal to the “Uncollectible WIP” (as defined below) of the Non-contracted WIP Clients shall reduce the $5,100,000 Subordinated Promissory Notes (“Adjustment Amount”).

(b) The total “Uncollectible WIP” for Non-Contracted WIP Client shall be calculated as follows: Twenty-two Thousand One Hundred Seventeen and 51/100 US Dollars ($22,117.51) less the actual aggregate amount collected from all Non-contracted WIP Clients. The aggregate Non-contracted WIP Client’s Uncollectible WIP Adjustment Amount shall not exceed Twenty-two Thousand One Hundred Seventeen and 51/100 US Dollars ($22,117.51).

2.5 Intentionally deleted.

3. CLOSING

3.1 Closing. The closing of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place on the date hereof in accordance with the terms and conditions of this Agreement and at such location as mutually agreed to by the parties.

3.2 Closing Deliveries. At the Closing, the parties hereto shall each deliver to the designated party or parties the documents and other items listed below. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor document deemed executed or delivered until all have been taken, delivered and executed.

(a) Deliveries by the Seller Parties. At or prior to the Closing, the Seller and Shareholders, as the case may be, shall deliver or cause to be delivered the following documents and items to the Purchaser:

(i) Bill of Sale and Assignments. Seller shall execute and deliver (A) a bill of sale for all of the Acquired Assets that are Tangible Personal Property, in substantially the form of Exhibit D (collectively, the “Bills of Sale”), (B) assignments of all Acquired Assets that are intangible personal property (including the Assigned Agreements), which shall also contain the Purchaser’s undertaking and assumption of the Assumed Liabilities, in substantially the form of Exhibit E (the “Assignment and Assumption Agreements”), (C) assignments of all Intellectual Property and separate assignments of all registered marks, patents and copyrights in substantially the form of Exhibit F (the “IP Assignments”), and (D) such other deeds, bills of sale, assignments, documents, certificates of title, endorsements, and other good and sufficient instruments of conveyance, in form and substance reasonably satisfactory to the Purchaser, sufficient to sell, convey and assign all of the Acquired Assets to the Purchaser.

(ii) Secretary’s Certificate. Purchaser and Parent shall each execute and deliver to Seller a certificate of its Secretary dated the Closing Date and certifying that (i) correct and complete copies of each resolution of its board of directors approving the Agreement and the other Transaction Documents to which it is a party and authorizing the execution hereof and thereof and the consummation of the Contemplated Transactions are attached thereto, and (ii) the incumbency and signatures of the officers of the Purchaser authorized to execute and deliver this Agreement and the other Transaction Documents to which the Purchaser is a party on behalf of the Purchaser;

(iii) Consents and Approvals. The Seller shall deliver to the Purchaser a copy of the consent executed by the landlord for the transfer of the real property located at 1320 Harbor Parkway, Suite 100, Alameda, California, which consent is identified on Schedule 3.2(a)(iii), which shall be in full force and effect.

(iv) Consultant Agreement. Each Shareholder shall execute and deliver a Consultant Agreement in substantially the form of Exhibit G hereto (the “Consultant Agreement”).

(v) Intentionally deleted.

(vi) Reserved

(vii) Subordination Agreement. Each Shareholder shall execute and deliver the Subordination Agreement to the Parent and Bank of America.

(viii) Non-Competition Agreements. The Shareholders shall execute and deliver to the Purchaser Non-Competition Agreements, in substantially the form of Exhibit H hereto (the “Non-Competition Agreements”).

(ix) Reserved

(x) Release of Liens. The Seller shall deliver to the Purchaser evidence reasonably satisfactory in form and substance to the Purchaser that any and all Liens, other than Permitted Liens, on the Acquired Assets have been satisfied and released.

(xii) Estoppel Letters. The Seller shall deliver to the Purchaser estoppel letters executed by the landlord under the real property lease for the real property located at 1320 Harbor Parkway, Suite 100, Alameda, California in form and substance reasonably satisfactory to the Purchaser.

(xiii) Name Changes. The Seller shall deliver to the Purchaser proof of their due filing of all necessary documents to change their legal and d/b/a names, effective as of the Closing, as follows: (A) Business Tax Credit Corporation d/b/a to The Alameda Company to Island Holdings, Inc.

(xiv) Reserved

(xv) Further Assurances. The Seller and the Shareholders shall deliver such other documents, instruments and information, and execute and deliver such other documents, agreements and instruments, as shall be reasonably requested by the Purchaser or the Parent to give effect to the Contemplated Transactions.

(xvi) Proof of Good Standing. The Seller shall deliver to the Purchaser proof of Seller’s good standing in the jurisdiction of its incorporation and each jurisdiction in which Seller is qualified to conduct business, in form and substance reasonably satisfactory to the Purchaser.

(b) Deliveries by the Purchaser and Parent. At or prior to the Closing, the Purchaser or the Parent, as the case may be, shall deliver the following to the Seller or the other Persons as required below:

(i) Purchase Price.

(A) The Parent shall deliver directly to the Seller TWO MILLION FIVE HUNDRED US DOLLARS ($2,500,000.00) by wire transfer of immediately available funds to an account or accounts specified in writing by the Seller at least three (3) Business Days prior to the Closing;

(B) The Parent shall deliver to the Seller the $750,000 Subordinated Promissory Note; and

(C) The Parent shall deliver to Seller the $4,350,000 Subordinated Promissory Note.

(ii) Assignment and Assumption Agreements. The Purchaser shall execute and deliver to the Seller (i) the Assignment and Assumption Agreements, and (ii) other good and sufficient instruments, in form and substance reasonably satisfactory to the Seller, sufficient to effect the assumption by the Purchaser of the Assumed Liabilities.

(iii) Intentionally deleted.

(iv) Consultant Agreement. The Purchaser shall execute and deliver the Consultant Agreements to each Shareholder.

(v) Secretary’s Certificate. Purchaser and Parent shall each execute and deliver to Seller a certificate of its Secretary dated the Closing Date and certifying that (i) correct and complete copies of each resolution of its board of directors approving the Agreement and the other Transaction Documents to which it is a party and authorizing the execution hereof and thereof and the consummation of the Contemplated Transactions are attached thereto, and (ii) the incumbency and signatures of the officers of the Purchaser authorized to execute and deliver this Agreement and the other Transaction Documents to which the Purchaser is a party on behalf of the Purchaser;

(vi) Non-Competition Agreements. The Purchaser shall execute and deliver the Non-Competition Agreements to each Shareholder.

(vii) Subordination Agreement. The Parent shall execute and deliver the Subordination Agreement to the Shareholders and Bank of America, N.A.

(viii) Further Assurances. The Purchaser and Parent shall deliver such other documents, instruments and information, and execute and deliver such other documents, agreements and instruments, as shall be reasonably requested by the Seller to give effect to the Contemplated Transactions.

(ix) Consents and Approvals. The Purchaser and Parent shall deliver to the Seller Parties copies of all consent and waivers identified in Schedule 3.2(b)(ix) hereto all of which shall be in force and effect.

(x) Intentionally deleted.

3.3 Allocation of Purchase Price to Acquired Assets. Within ninety (90) days after the date of this Agreement the parties will in good faith negotiated to an agreed to allocation of the Purchase Price (and all other capitalizable costs) among the Acquired Assets. The parties agree that such allocation among the Acquired Assets shall be consistent with the amounts set forth on Schedule 3.3 (“Allocation Statement”). The Purchaser and the Seller respectively agree to file all income, franchise and other tax returns (including without limitation Internal Revenue Form 8594) and execute such other documents as may be required by any taxing authority, in a manner consistent with the Allocation Statement and such applicable Form and to refrain from taking any position inconsistent with such applicable Form or Allocation Statement with any taxing authority unless otherwise required by applicable law or regulation.

3.4 Non-Assignability of Certain Acquired Assets. The Seller Parties shall not be required to obtain the consents and waivers identified on Schedule 3.4 (“Section 3.4 Eligible Consents”). To the extent that any Section 3.4 Eligible Consent has not been obtained or is not in full force and effect as of the Closing and such Section 3.4 Eligible Consent, as defined, is required for the sale, conveyance, assignment, transfer or delivery of an asset which would otherwise be an Acquired Asset (a “Restricted Asset”), neither this Agreement nor any of the Transaction Documents shall not constitute a sale, conveyance, assignment, transfer or delivery thereof, and each of the Seller Parties shall use their best efforts and the Purchaser and Parent shall use their best efforts to obtain all such Section 3.4 Eligible Consents as promptly as practicable after Closing. Pending the obtaining of such Section 3.4 Eligible Consents, each of the Purchaser, Parent and Seller Parties will cooperate to effect a reasonable and mutually agreeable arrangement under which the Purchaser would, if possible, (a) be provided with all of the benefits of the use of, and rights arising out of, such Restricted Assets, and (b) assume the Assumed Liabilities with respect to such Restricted Assets, in each case to the same extent as if such Restricted Assets had been sold, conveyed, assigned, transferred and delivered to the Purchase at Closing. As soon as practicable after such Section 3.4 Eligible Consents have been obtained, or are no longer required, Seller shall sell, convey, assign, transfer and deliver such Restricted Assets to the Purchaser for no additional consideration, and the Purchaser shall assume any Assumed Liabilities under or with respect to such Restricted Assets pursuant to a special purpose assignment and assumption agreement similar in form and terms to the Assignment and Assumption Agreements (which shall be prepared, executed and delivered at such time, at no additional cost to the Purchaser or Parent). Notwithstanding the foregoing, to the extent that a Restricted Asset may legally be sold, conveyed, assigned, transferred and delivered, but the same would result in any Seller Party’s breach of an agreement not to sell, convey, assign, transfer or deliver so assign such Restricted Asset, the Purchaser may elect to have this Agreement constitute a sale, conveyance, assignment, transfer and delivery thereof, regardless of the resulting breach Purchaser, Parent and each of their Affiliates, successor and assigns agrees to (i) hold harmless and indemnify Shareholders for any and all Liability or Losses resulting from the failure to obtain the Section 3.4 Eligible Consents, and (ii) waive any and all Claims for Liability or Losses for Shareholder’s or Seller’s failure to obtain the Section 3.4 Eligible Consents. Notwithstanding the foregoing, the waivers provided for in the immediately proceeding sentence shall not constitute a waiver of any claims the Purchaser or Parent may have against the Seller Parties for any failure to use their best efforts to obtain any of the Section 3.4 Eligible Consents.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

To induce the Purchaser and Parent to enter into this Agreement and consummate the Contemplated Transactions, each of the Seller Parties hereby jointly and severally represents and warrants to the Purchaser and the Parent as follows:

4.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller has all requisite corporate power and authority to own, lease and operate its respective properties, to conduct its respective businesses in the manner where now conducted and to perform its obligations under the Assumed Contracts and it is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its respective properties and assets or the conduct of its respective business requires it to be so licensed or qualified, except where the failure to be licensed or qualified to do business would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 4.1 hereto sets forth a list of each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation or has filed to be so licensed or qualified.

4.2 Authority; Enforceability. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and each such Transaction Document, and to consummate the Contemplated Transactions. The execution, delivery and performance by Seller of this Agreement and each Transaction Document to which it is a party and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement and each such Transaction Document to which Seller is a party is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof and thereof, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

4.3 Noncontravention.

(a) Except as set forth on Schedule 4.3(a) hereto and except for the Section 3.4 Eligible Consents, neither the execution, delivery or performance by Seller of this Agreement or any Transaction Document to which it is a party, nor the consummation by Seller of the Contemplated Transactions, nor compliance by Seller with any of the provisions hereof or thereof will, with or without the passage of time or the giving of notice or both: (i) violate any Governmental Order applicable to Seller, its assets or properties or any Shareholder; (ii) result in the breach of, constitute a default under, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify any agreement to which Seller is a party or by which Seller or its properties may be bound or affected; (iii) breach (A) any provision of any of the articles or certificate of incorporation or bylaws, each as amended, of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller; (iv) contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Acquired Assets or to the business of Seller; (v) cause the Purchaser or Parent to become subject to, or to become liable for the payment of, any Tax, (vi) result in the imposition or creation of any Lien upon or with respect to any of the Acquired Assets; (vii) result in any shareholder of Seller having the right to exercise dissenters’ appraisal rights; or (viii) result in any Governmental Authority or other Person having the right to challenge any of the Contemplated Transactions.

(b) Except as set forth in Schedule 4.3(b), the Seller or Shareholders are not required to give any notice to or obtain any approval, consent, license, permit, order, ratification, waiver or authorization from any Person in connection with the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation or performance of any of the Contemplated Transactions.

4.4 Investments in Other Persons Except as set forth in Schedule 4.4, the Seller has no direct or indirect ownership interest in any other corporation, limited liability company, partnership, joint venture, firm, association or business enterprise that conducts business with or has contractual relations with Seller.

4.5 Capitalization of Seller The authorized capital stock of BTCC consists solely of 3,000,000 shares of common stock, respectively, of which 20,000, respectively, are issued and outstanding, and held of record respectively by Mr. Ownbey (10,000 shares of common stock owned individually by Mr. Ownbey) and Mr. Mancebo (10,000 shares of common stock owned individually by Mr. Mancebo). The Shareholders are, and will immediately prior to the Closing be, the record and beneficial owners and holders of the shares represented and warranted to be owned by each of them in the two immediately preceding sentences, with the full power, authority and legal capacity to vote, transfer and dispose of such shares and exercise any and all other rights and benefits incident to the ownership thereof, free and clear of all Liens. As of the Closing, the shares owned by the Shareholders (as set forth in the first two sentences of this Section 4.5) will constitute all of the issued and outstanding capital stock and equity securities of the Seller. All of such issued and outstanding shares of capital stock (a) are duly authorized, validly issued, fully paid and nonassessable, and (b) were not issued in violation or breach of (i) the preemptive rights of any Person, (ii) the Securities Act of 1933, as amended (the “Securities Act”), (iii) any state securities or “Blue Sky” law, or (iv) any other legal or contractual requirement. There are no agreements, contracts, commitments or understandings among the Shareholders or between any Shareholder and any other Person with respect to the voting, sale or other disposition, or any other matter relating to, capital stock of the Seller.

4.6 Rights; Warrants or Options; Dividends Except as specified in Schedule 4.6, there are no (a) outstanding subscriptions, warrants, options, puts, calls or other commitments,

arrangements, agreements or rights of any kind to purchase or otherwise acquire, receive or be issued, or securities or obligations of any kind convertible into or exercisable or exchangeable for, any shares of capital stock or any other security of the Seller, (b) outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Seller, or (c) voting debt, voting agreements, proxies, veto rights, consent rights, board observer rights or other rights with respect to the voting of any capital stock of the Seller or the approval by the Seller or the Shareholders of the Contemplated Transactions, or any commitment, arrangement or agreement which may obligate the Seller or the Shareholders to issue, grant or agree to any such instruments or rights.

4.7 Financial Statements; Undisclosed Liabilities; Books and Records

(a) The Seller has delivered to the Purchaser copies of the balance sheet and income statement of the Seller for the twelve month period ended December 31, 2003 (unaudited) (the “Summary Balance Sheet Date”), which was internally prepared and is neither reviewed or audited (all of the foregoing being collectively referred to herein as the “Financial Statements)”. The Financial Statements present fairly the consolidated financial condition of the Seller, as at the dates thereof and for the respective periods then ended. Except as set forth on Schedule 4.7, to the Knowledge of the Seller Parties the Financial Statements have been prepared in accordance with GAAP applied consistently throughout the aggregate of periods covered by the Financial Statements. Except as and to the extent reflected in the Summary Balance Sheet, or Schedule 4.7 hereto, to the Knowledge of the Seller Parties the Seller does not have any liabilities of any nature, other than accounts payable, accrued bonuses, accrued payroll and vacation and contractual obligations incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date.

(b) The books of account and other financial records of the Seller, all of which have been made available to Purchaser, are complete and correct, represent accurate reflections of Seller’s assets and liabilities and actual, bona fide transactions.

4.8 Tangible Personal Property; Sufficiency of Assets.

(a) Except as set forth on Schedule 4.8 (a) hereto: (a) Seller has good, valid and assignable title to, or valid leasehold interests in, all of the Acquired Assets, in each case free and clear of any Liens, other than Permitted Liens;

(b) Except as set forth on Schedule 4.8(b), each material item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business, and, to the Knowledge of the Seller, is free from latent and patent defects. To the Knowledge of Seller, the Acquired Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Seller’s businesses in the Ordinary Course of Business. Notwithstanding the foregoing, the interactive voice recovery system is sold AS IS, without any express or implied warranties.

4.9 Real Property.

(a) The Seller does not own any real property. Schedule 4.9(a) hereto sets forth a list and reasonable description of all real property leased, subleased or otherwise occupied by the Seller (collectively, the “Real Property”), indicating the nature of its respective interests therein and identifying any agreements, instruments or other documents pursuant to which those interests arise. Seller has a valid leasehold interest in all leases of Real Property, which Seller leases or purports to lease, free and clear of any Liens, other than Permitted Liens. To the Knowledge of the Seller Parties, there are no pending condemnation, expropriation, eminent domain or similar proceedings affecting all or any portion of such Real Property. The Seller does not sub-leases any of the Real Property, and the Seller is not party to any agreement, commitment, undertaking, option or arrangement by which any Person other than Seller uses or occupies or has the right to use or occupy any part of the Real Property.

(b) All of the Real Property leases under which the Seller is operating are valid, subsisting and in full force and effect, no notice of termination has been received by Seller with respect thereto and, to the Knowledge of Seller Parties, there are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by the Seller thereunder or by any other party thereto, except for (i) such defaults and events as to which requisite waivers or consents have been obtained, (ii) defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (iii) the failure of the Seller Parties to obtain the consent to transfer the lease for the storage unit located at the Harbor Bay RV and Self Storage facility.

4.10 Insurance. Schedule 4.10 hereto sets forth (a) a list of all insurance policies currently in effect which are owned or held by the Seller (the “Insurance Policies”), (b) a description of any self-insurance arrangement by or affecting the Seller (including any reserves established thereunder), and (c) a description of any pending claims or Losses (including the basis and status thereof) under any of the foregoing. The Seller has delivered to the Purchaser accurate and complete copies of all of the Insurance Policies. The Insurance Policies are in full force and effect and all premiums due and payable in respect thereof have been paid, except to the extent set forth on Schedule 4.10. Since the respective dates of such policies, no notice of cancellation or nonrenewal with respect to any such policy has been received by the Seller. The Seller has all insurance policies and bonds required by Applicable Law or pursuant to any Governmental Authorization.

4.11 Labor Relations. Except as set forth on Schedule 4.11 hereto, Seller is not now, nor has it ever been, a party to or otherwise bound by any labor or collective bargaining agreement covering or relating to any of its employees. Except as set forth on Schedule 4.11, as of the date hereof (i) to the Knowledge of the Seller Parties, Seller is not involved in or threatened with any labor dispute, strike, slowdown, work stoppage, grievance, unfair labor practice charge, arbitration, suit or administrative proceeding relating to labor matters involving its respective employees, (ii) there are no Proceedings pending or, to the Knowledge of the Seller Parties, threatened against the Seller under any laws relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, withholding or the payment of social security taxes, and, to the knowledge of the Seller Parties, the Seller has complied with all applicable laws, rules, and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, and the withholding and payment of taxes and contributions, and Seller is not liable for any arrears of wages or contributions or for any tax or penalty for failure to comply with such laws, rules, and regulations (iii) Seller has not recognized nor been required to recognize, or received any demand for recognition by any collective bargaining representative and Seller has not conducted negotiations with respect to any future contract with or commitment to any labor union or association and, to the Knowledge of the Seller Parties, there are no current or threatened attempts to organize or establish any labor union or association or employee association with respect to the Seller.

4.12 Permits; Compliance With Law. Seller is in full compliance, and has fully complied, with all Applicable Laws. The Seller has not received any notice or other communication (whether oral or written) from any Governmental Authority regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Applicable Law. Schedule 4.12 contains a complete and accurate list of each Governmental Authorization that is held by the Seller, each such Governmental Authorization is valid and in full force and effect, all applications or filings required to have been filed for the maintenance or renewal of any such Governmental Authorizations have been duly and timely filed, and such Governmental Authorizations constitute all of the Governmental Authorizations necessary to permit the Seller to lawfully conduct and operate its respective business in the Ordinary Course of Business.

4.13 Litigation Schedule 4.13 hereto sets forth a list of all Proceedings pending or, to the Knowledge of the Seller Parties, threatened by or against or affecting the Seller, or any of its respective assets or properties, or any of the officers or directors of the Seller in such capacities by or before any Government Authority, arbitrator, mediator, arbitration panel, mediation panel or other Person that has authority to bind the Seller or its respective assets or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Government Authority against or affecting the Seller, or any of its respective assets or properties. To the Knowledge of the Seller Parties, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding described in the first sentence of this Section 4.13.

4.14 Material Agreements. Schedule 4.14 hereto sets forth an accurate and complete list of each and every agreement, guaranty, contract, lease, understanding, commitment, obligation, promise or undertaking (written or oral) which the Seller is a party to, or by which the Seller or its respective property is bound, that:

(a) is not terminable by Seller without penalty on thirty (30) days notice given at any time;

(b) involves present or future performance of services or delivery of goods by or to the Seller, or otherwise pursuant to which the Seller incurs, or will incur, obligations or receives, or will receive, benefits, in each case, with a value in excess of $25,000 per year;

(c) was not entered into in the Ordinary Course of Business;

(d) affects the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with a term of less than one year);

(e) is a joint venture, partnership or other agreement involving a sharing of profits, losses, costs, or liabilities by the Seller with any other Person;

(f) contains covenants that in any way purport to restrict the Seller’s business activity or limit the freedom of the Seller to engage in any line of business or to compete with any Person;

(g) involves capital expenditures in excess of $15,000;

(h) is a collective bargaining agreement or other contract with or commitment to any labor union or group of employees negotiating collectively;

(i) is a license (whether Seller is a licensee or licensor), sublicense, franchise, royalty or permit involving Intellectual Property excluding commercial off-the-shelf software;

(j) involves the employment, retention, termination or compensation of any Shareholder, officer, director, employee, consultant or agent that is not immediately terminable at any time without cost or other Liability to any Seller;

(k) is a pension, profit sharing, stock option, deferred compensation, retirement, disability, stock purchase, stock appreciation, health, dental, vision, life insurance or similar plan, formal or informal, written or oral, providing benefits to any current officer, employee, director, Shareholder, agent or consultant of the Seller;

(l) is an indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction which must be capitalized pursuant to GAAP;

(m) involves the sale, transfer, lease or other conveyance of any of the assets that are part of the Acquired Assets outside of the Seller’s Ordinary Course of Business or with an individual or aggregate value in excess of $25,000 per year, including, without limitation, any option or other right of any Person (including, without limitation, the parties to this Agreement) to acquire any of the Acquired Assets (other than this Agreement and the other Transaction Documents); or

(n) is an amendment, supplement, restatement or modification (whether oral or written) in respect of any of the foregoing.

Each of the agreements, guarantees, contracts, leases, understandings, commitments, obligations, promises and undertakings listed, or required pursuant to this Section 4.14 to be listed, on Schedule 4.14 are referred to collectively in this Agreement as the “Material Agreements”. A copy of each and every written Material Agreement has been delivered to the Purchaser, and Schedule 4.14 contains a reasonable description of each oral or informal Material Agreement (including, without limitation, the subject matter, termination provisions, parties and value). Except as set forth on Schedule 4.14, all of the Material Agreements are (a) valid, legal and binding obligations of the Seller, and, to the Knowledge of the Seller Parties, the other parties thereto, and (b) are in full force and effect. Except as set forth in Schedule 4.14, there are no defaults or events which, with or without notice or the passage of time, would constitute a default by any Seller or, to the Knowledge of the Seller Parties, by any other party under the Material Agreements, except for such defaults and events as to which requisite waivers or consents have been obtained. There are no renegotiations of, attempts, rights or, to the Knowledge of the Seller Parties, threats to renegotiate any material amounts paid or payable by or to the Seller under any current or completed Material Agreements. Immediately prior to the Closing, there will be no agreement binding upon the Seller or its respective assets granting any third party any right of first refusal, right of first offer or other right or option to purchase, or consent to the sale of, such assets.

4.15 Employee Benefit Plans. Schedule 4.15 hereto lists all Employee Benefit Plans that are or were maintained by or for Seller or to which Seller contributes or contributed since January 1, 2000. Except as set forth on Schedule 4.15, (i) there are no Proceedings pending or, to the Knowledge of the Seller Parties, threatened against any Employee Benefit Plan or related trust or any fiduciary thereof (other than routine claims for benefits); (ii) there are no outstanding Governmental Orders which name any Employee Benefit Plan or related trust or any fiduciary thereof or are directed to any Employee Benefit Plan or related trust, any fiduciary thereof or any assets thereof; and (iii) there are no outstanding claims against the Seller with respect to the Employee Benefit Plans as to which the Seller or the Shareholders has received notice. The Contemplated Transactions will not cause the Purchaser, the Parent or the Seller to incur any liability, obligation or expense whatsoever under any Employee Benefit Plans with respect to benefits applicable to employees and former employees and eligible dependents and beneficiaries of such employees and former employees of the Seller under any Employee Benefit Plan.

4.16 Tax Matters. Except as set forth on Schedule 4.16 hereto:

(a) The Seller has filed or will timely file, as applicable, all Tax Returns that it was required to file. All such Tax Returns when filed were or will be when filed, as applicable, correct and complete in all respects except to the extent such failures would not have a Material Adverse Effect. All Taxes reflected on all such Tax Returns that are owed by the Seller (whether or not shown on any Tax Return) and not subject to dispute by Seller, which disputes are identified on Schedule 4.16(a), have been paid. The Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party with respect to periods ending on or before the Closing Date, except to the extent such Taxes constitute Assumed Liabilities or the failure to withhold and/or pay such Taxes would not have a Material Adverse Effect or to the extent such Taxes relate to the current payroll of Seller.

(c) No Seller or director or officer (or employee responsible for Tax matters) of the Seller reasonably expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed in the last three (3) fiscal years. There is no dispute or claim concerning any Tax Liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which the Seller Parties have Knowledge. Schedule 4.16(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Seller for taxable periods ended December 31, 2002, December 31, 2003, and the last day of the calendar month preceding the Closing Date, indicates those Tax Returns that have been audited within the past ten calendar years, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since December 31, 2000. Seller has not (a) given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment, underpayment or nonpayment of Taxes of the Seller or for which the Seller may be liable, or (b) taken or failed to take any other action that has resulted or may result in the waiver or extension of the statute of limitations related to the payment, underpayment or nonpayment of Taxes of the Seller or for which the Seller may be liable. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(d) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code §280G. The Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. The Seller is not a party to any Tax allocation or sharing agreement. The Seller (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return nor (B) has any Liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.17 Environmental Matters. Except as disclosed on Schedule 4.17 hereto:

The Seller and the Seller’s respective operation and maintenance of the Real Property are and all times have been in compliance with all Environmental Laws.

No Seller or Shareholder has received any written notice of potential liability, warning notice, claim, or to the Knowledge of Seller Parties, any notice of threatened claim or notice of violation from any Person or Governmental Authority under or relating to (1) any Environmental Law with respect to the Real Property or any other asset in which any of the Seller has now or have had an interest, or (2) with respect to any property or facility to which any material or waste generated, handled, used, or disposed by or on account of the Seller has been sent or received.

4.18 Intellectual Property.

(a) Schedule 4.18(a) sets forth a true, correct and complete list of:

(i) all Intellectual Property (other than third-party software generally commercially available on a “shrink wrap” license or similar basis, which is referred to herein as “COTS Software”) owned or controlled (in the sense of having the right to sublicense) by any of the Seller, which includes the Seller’s right to sale, convey, transfer, assign and delivery only such rights as the Seller owns in its names and tradenames.

(ii) all Intellectual Property that is owned or controlled by a third Person and to which the Seller holds a license or other rights (except licenses or other rights to COTS Software), with identification of the relevant license or other agreement;

(iii) all licenses, contracts or other agreements that relate in any way to any Intellectual Property used, owned or controlled by the Seller (other than COTS Software), including licenses, contracts and other agreements intended to result in the creation or acquisition of any Intellectual Property (other than COTS Software) and those pledging or encumbering any Intellectual Property (other than COTS Software);

(iv) the specific jurisdictions, where applicable, in which any Intellectual Property owned or licensed (as licensor) by the Seller has been issued or registered or in which an application for such issuance or registration has been filed including the respective registration or application numbers and the names of all registered owners; and

(v) a complete list of any Proceedings related to any of the Intellectual Property (A) owned or licensed (as licensor) by the Seller, or (B) to the Knowledge of the Seller Parties, exclusively licensed (as licensee) by the Seller, in each case, before any court or tribunal.

(b) Except as set forth on Schedule 4.18(b), with respect to each item of Intellectual Property licensed to any Seller, the applicable license or other agreement covering the item is fully paid, legal, valid, binding, enforceable, in full force and effect in all material respects and sufficient to cover the full scope of the Seller’s use of such licensed Intellectual Property, and neither the Seller nor, to the Seller Parties Knowledge, the other parties thereto is in breach or violation of, and no event has occurred which with notice or lapse of time or both would constitute a breach or violation of any such license or other agreement.

(c) Except as set forth on Schedule 4.18(c), Seller owns, controls, or has the right to use all Intellectual Property now used in its respective business and has the right to transfer and assign all such Intellectual Property without impairment as a result of the consummation of the Contemplated Transactions. To the extent any Intellectual Property is self-developed software and with respect to Seller’s names or trade names, to the Seller Parties’ Knowledge, Seller owns, controls, or has the right to use such self-developed software, Seller’s names or trade names now used in its respective business and to the Seller Parties’ Knowledge, Seller has the right to transfer and assign all such self-developed software, Seller’s names or trade names without impairment as a result of the consummation of the Contemplated Transactions. Seller Parties have not taken any action to trade mark, service mark or legally protect such self-developed software or Seller’s names or trade names other than registration of its name with the State of California.

(d) Except as set forth on Schedule 4.18(d), the Seller or the Shareholders have not received any notice, claim, threat or suit alleging that any service, product, composition, method, or process (or any part, portion or component of any of the foregoing) that is made, sold, offered for sale or imported by any the Seller infringes or conflicts with the Intellectual Property rights of any third Person, and, to the Knowledge of the Seller and the Shareholders, no such claim, threat or suit or basis for any such claim, threat or suit exists.

(e) Except as set forth on Schedule 4.18(e), to the Knowledge of the Seller Parties, no third Person is infringing or using without permission any of the Intellectual Property owned or exclusively licensed (as licensee) by the Seller.

(f) Except as set forth on Schedule 4.18(f), the Seller has no limitation or restriction by agreement, contract or license, imposed by any court or other Government Authority, or otherwise on its ability to use any of its Intellectual Property in any jurisdiction inside or outside the United States.

(g) Except as set forth on Schedule 4.18(g), no Proceedings, charges, complaints, claims or demands of which the Seller Parties have received notice have been instituted or threatened that challenge the validity of Seller’s respective title to, or authority to use any of its Intellectual Property in accordance with the Ordinary Course of Business and to the Knowledge of the Seller Parties there is no basis for any such challenge. The conduct of the business of the Seller consistent with the Ordinary Course of Business and the Seller’s use of the Seller’s Intellectual Property, do not infringe or conflict with (i) the trademark, copyright, mask work or patent rights of any Person, or (ii) any other trade secret or intellectual property rights of any Person. Each Seller has satisfied all current requirements necessary to maintain all of the Intellectual Property owned by Seller. To the Knowledge of Seller Parties, no Person is using any of the Intellectual Property owned by the Seller except (i) the Seller, and (ii) any Person duly licensed to use the same under a license described on Schedule 4.18(g). Except as set forth in Schedule 4.18(g), the Seller Parties have no Knowledge of any efforts or actions by any third Person to interfere with, infringe upon, misappropriate or otherwise come into conflict with any of the Seller’s Intellectual Property. All license, contracts and agreements pertaining to the Seller’s Intellectual Property are in compliance with all Applicable Laws in all jurisdictions in which the Seller conducts any business operations, including those pertaining to remittance of foreign exchange and taxation. Except as disclosed on Schedule 4.18(g), the consummation of the Contemplated Transactions will not effect the validity, or result in any loss or modification to, or any revocation, termination, cancellation or withdrawal of, any of the Seller’s Intellectual Property and will not require the consent or approval of any Person under, or in connection with, the Seller’s Intellectual Property.

(h) Except as set forth on Schedule 4.18(h), the Seller has all right, title and interest to each item of Intellectual Property purported to be owned by it, free and clear of any Liens other than Permitted Liens.

4.19 Brokers. Except for the engagement of Next Decade, Inc. and for any transaction fee payable to Next Decade, Inc., neither the Seller, nor any Shareholder, officer, director, employee, security holder or agent of the Seller has employed any broker or finder and the same have not incurred and will not incur any broker’s, finder’s or similar fees, commissions or expenses payable by any Seller in connection with the Contemplated Transactions. Any engagement fee, transaction fee and all other costs, fees or commissions due or payable to Next Decade, Inc. a result of the Contemplated Transactions shall be paid to Next Decade, Inc. by the Seller, the Shareholders or both, and in no event will the Purchaser or the Parent have any Liability to Next Decade, Inc. for any of the foregoing.

4.20 Accounts Receivable. The Seller has not received any notice of any contest, claim, defense, or right of setoff with respect to any Account Receivable. Schedule 8.4 contains a complete and accurate list of all Accounts Receivable as of September 30, 2004, which sets forth the aging of each such Account Receivable.

4.21 Absence of Changes and Events. Except as set forth in Schedule 4.21, since the Summary Balance Sheet Date, the Seller has conducted its respective business in the Ordinary Course of Business and, with respect to any Seller, there has not been any:

(a) Material Adverse Effect;

(b) damage, destruction or loss of any asset included in the Acquired Assets (whether or not covered by insurance);

(c) any individual Liability in excess of $25,000 or Liabilities in excess of $75,000 in the aggregate created, assumed, guaranteed or incurred, which remain outstanding as of Closing;

(d) entry into, termination of, receipt of notice of termination of, amendment, modification or restatement of any Material Agreement or agreement, contract or arrangement between or among the Seller;

(e) any sale, license, lease or other disposition of any asset included in the Acquired Assets, or the creation of any Lien (other than Permitted Liens) on any asset including in the Acquired Assets;

(f) cancellation or waiver of any claims or rights with a value to the Seller in excess of $10,000;

(g) any material change in the accounting methods or book-keeping practices used by Seller;

(h) any material change in the manner in which Seller bills, extends credits to or discounts the services provided to, its customers;

(i) amendment to the articles or certificate of incorporation or bylaws of Seller;

(j) any labor dispute or union organizing campaign;

(k) payment (except in the Ordinary Course of Business), increase, modification or acceleration by Seller of any bonuses, salaries, benefits or other compensation payable,

deliverable or to become payable or deliverable to any Shareholder, director, officer, or employee or entry into any employment, severance, or similar contract, agreement or arrangement with any director, officer, or employee;

(l) any termination of employment of any officer or key employee of Seller, or, to the Knowledge of the Seller Parties, any expression of any intention by an officer or key employee of the Seller to resign from such office or employment; or

(m) any agreement, undertaking, authorization, proposal or resolution, whether in writing or otherwise, for the Seller to take any of the actions specified in clauses (b) through (l) above.

4.22 Employees; Labor Relations.

(a) Schedule 4.22(a) sets forth the employee, name, job title, start date, and current salary or hourly compensation, and accrued but unused sick and vacation pay for each employee, officer and director, of the Seller (including each employee on leave of absence, layoff status or short-term disability) and the name of each consultant, independent contractor and agent of Seller. As of the date hereof, the Seller employ a total of 15 employees at, including Shareholders at Alameda California

(b) Except as set forth in Schedule 4.22(b), (i) the Seller is not delinquent in payments to any of its employees, officers, directors, consultants, agents or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to same and the Seller has no liability, nor will assume liability for any unpaid accrual benefit as of the Closing Date pertaining to any of its employees pursuant to any wages, salaries, commissions, bonuses, profit sharing, deferred or additional compensation, or any other employee benefit agreement, (ii) upon termination of the employment of any such employees, the Seller, Purchaser or Parent will not by reason of anything done by Seller prior to the Closing be liable to any of such employee, officer, director, agent, consultant or independent contractor for so-called “severance pay” or any other payments, (iii) the Seller is in compliance in all material respects with all Applicable Laws respecting labor, employment and employment practices, terms and conditions of employment and wages and hours, and, in this regard, the Seller agrees to assume liability for any employment discrimination claims or other claims arising out of employment actions occurring before the Closing Date, (iv) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any comparable Government Authority, (v) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Seller Parties, threatened against or involving the Seller, (vi) no labor union has taken any action with respect to organizing the employees of the Seller, and (vii) neither any grievance which might have a Material Adverse Effect nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against the Seller.

(c) The Seller has not violated the Worker Adjustment and Retraining Notification Act or any similar state or local Applicable Law. During the ninety (90) day period prior to the execution and delivery of this Agreement, Seller has terminated no employees. No officer, employee, Shareholder, director, agent, consultant or independent contractor of the Seller is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other similar contract or agreement with the Seller. To the Knowledge of the Seller Parties, no officer, employee, Shareholder, director, agent, consultant or independent contractor of any of the Seller is bound by any agreement, contract or commitment that purports to limit the ability of such Person to (i) engage in or continue or perform any conduct, activity, duties or practice relating to the business of the Seller, or (ii) assign to the Seller or to any other Person any rights to any invention, improvement, or discovery. To the Knowledge of the Seller Parties, no former or current employee of the Seller is a party to, or is otherwise bound by, any agreement, contract or commitment that in any way adversely affected, affects or will affect the ability of the Seller or the Purchaser to conduct the businesses as heretofore carried on by the Seller.

4.23 Related Transactions. Except as set forth on Schedule 4.23, no current or former director, officer or security holder of the Seller that is an Affiliate or Associate of the Seller, is now, or has been since August 31, 2000, (a) a party to any contract, agreement or other arrangement with the Seller regarding the furnishing or sale of services or supplies or the rental of real or personal property, (b) the direct or indirect owner of an interest in any Person which is a present or, to the Knowledge of the Seller Parties, potential competitor, supplier or customer of the Seller (other than less than 5% holdings in publicly-held companies), or (c) the recipient from any source other than the Seller of income which relates to the businesses of, or should properly accrue to, any of the Seller. Except as set forth on Schedule 4.23, the Seller has not, since August 31, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof). Except as set forth on Schedule 4.23, none of the Shareholders will, as of the Closing, have any claim or right against, the Seller.

4.24 Intentionally deleted.

4.25 Customers. Schedule 4.25 sets forth an accurate and complete list of the top twenty-five (25) customers of the Seller (on an aggregate basis), determined based on the aggregate sales to each customer and viewing the Seller on a consolidated basis, during the period from January 1, 2003 until August 1, 2004, which list specifies the services supplied to each of such customers. Except as set forth on Schedule 4.25, the Seller has a good, ongoing relationship with each of such customers and none of such customers has (i) modified or reduced, or expressed to the Seller any intention to modify or reduce, its business relationship with the Seller or (ii) terminated, or expressed to the Seller any intention of terminating, its business relationship with the Seller.

4.26 Solvency. The Seller is not insolvent and or will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the present fair saleable value of any Seller’s assets does not and will not exceed its debts and other probable Liabilities. Immediately after giving effect to the consummation of the Contemplated Transactions, (a) the Seller will be able to pay its Liabilities as they become due in the usual course of its business, (b) the Seller will have no unreasonably small capital with which to conduct its present or proposed business, (c) the Seller will have assets (calculated at fair market value) that exceed its Liabilities, and (d) taking into account all pending and, to the

Knowledge of Seller Parties, threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, any Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.

4.27 All Representations and Warranties. The foregoing representations and warranties are the only representations and warranties of the Seller with respect to the transactions contemplated by this Agreement and the Transaction Documents. There are no other representations and warranties made by the Seller regarding Seller, its business or with respect to the transactions contemplated by this Agreement and the Transaction Documents.

5. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

To induce the Purchaser and the Parent to enter into this Agreement and consummate the Contemplated Transactions, each Shareholder, severally and jointly, represents and warrants to the Purchaser and the Parent as follows:

5.1 Authority; Authorization. Such Shareholder has all requisite right, power, authority and legal capacity to execute and deliver this Agreement, and the other Transaction Documents to which he or she is a party, to perform such Shareholder’s obligations under this Agreement and each such Transaction Document, and to consummate the Contemplated Transactions. The execution, delivery and performance by such Shareholder of this Agreement and each Transaction Document to which he or she is a party and the consummation by him or her of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of such Shareholder.

5.2 Enforceability. This Agreement and each Transaction Document to which such Shareholder is a party is a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with the terms hereof or thereof, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

5.3 Noncontravention Except as set forth on Schedule 5.3 hereto, neither the execution, delivery or performance by such Shareholder of this Agreement or any Transaction Document to which such Shareholder is a party, nor the consummation by Shareholder of the Contemplated Transactions, nor compliance by Shareholder with any provisions hereof or thereof will, with or without the passage of time or the giving of notice or both result in (a) the breach of, constitute a default or require any consent under or give rise to any right of acceleration or termination pursuant to any instrument or agreement to which Shareholder is a party or by which Shareholder or Shareholder’s assets or properties (including, without limitation, such Shareholders capital stock in the Seller) may be bound or affected, (b) the violation of any applicable law, or (c) the creation of any Lien upon or against any of such Shareholder’s assets, rights or properties (including, without limitation, such Shareholder’s capital stock in the Seller and rights to vote the same) except where the breach, default, consent requirement, violation, or Lien would not have an adverse effect on the ability of Shareholder or any the Seller to consummate the Contemplated Transactions.

5.4 Title; Absence of Certain Agreements Such Shareholder is the lawful and record and beneficial owner of, and has good and valid title to his, her or its shares of stock in the respective Seller, with the full power and authority to vote such shares and transfer and otherwise dispose of such shares and any and all rights and benefits incident to the ownership thereof free and clear of all Liens other than Permitted Liens, and there are no agreements or understandings between such Shareholder and any other security holder of f the Seller or any other person with respect to the voting, sale or other disposition of such shares or any other matter relating thereto; provided, however, that to the extent any Permitted Liens do exist, no such Permitted Lien will prohibit or otherwise restrict the Shareholders from approving the transactions contemplated hereby and by the Transaction Documents.

5.5 Shareholder Knowledge of Seller Parties’ Breach. Shareholders have disclosed to Purchaser, in writing, all events, circumstances, facts and occurrences of which Shareholders are currently aware that now, or after the passage of time or giving of notice, is reasonably likely to constitute or result in a breach of any representation, warranty or covenant of Purchaser in this Agreement, or could have the affect of making any representation or warranty of Seller Parties in this Agreement untrue or incorrect in any respect.

5.6 All Representations and Warranties. The foregoing representations and warranties are the only representations and warranties of the Shareholders with respect to the transactions contemplated by this Agreement and the Transaction Documents. There are no other representations and warranties made by the Shareholders regarding Shareholders or Seller, its business or with respect to the transactions contemplated by this Agreement and the Transaction Documents.

6. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

To induce the Seller Parties to enter into this Agreement and consummate the Contemplated Transactions, each of the Parent and the Purchaser jointly and severally represent and warrant to the Seller Parties as follows:

6.1 Organization and Qualification Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2 Authority; Enforceability Purchaser and Parent have all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform their respective obligations under this Agreement and each such Transaction Document, and to consummate the Contemplated Transactions. The execution, delivery and performance by Purchaser and Parent of this Agreement and each Transaction Document to which it is a party and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of Purchaser and the Parent. This Agreement and each such Transaction Document to which Purchaser or Parent is a party is a valid and binding obligation of Purchaser or Parent, as the case may be, enforceable against it in accordance with the terms hereof and thereof.

6.3 Noncontravention Neither the execution, delivery or performance by Purchaser or Parent of this Agreement or any Transaction Document to which it is a party, nor the consummation by Purchaser of the Contemplated Transactions, nor compliance by Purchaser or Parent with any of the provisions hereof or thereof will (a) violate any law, statute, rule or regulation on judgment, order, writ, injunction or decree of any Government Authority, in each case applicable to Purchaser or Parent or their respective assets or properties, or (b) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default under, any material instrument or agreement to which Purchaser or Parent is a party or by which Purchaser or Parent or its properties may be bound or affected, except in each case where such violation, breach or default would not have a material adverse effect on Purchaser’s or Parent’s ability to consummate the Contemplated Transactions.

6.4 Litigation There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Government Authority or Proceedings pending or, to the knowledge of Purchaser or Parent, threatened against or involving Purchaser or Parent, or any of their respective assets or properties, which prohibit or enjoin, or if determined adversely would prohibit or enjoin, the consummation of the Contemplated Transactions.

6.5 Brokers Neither Purchaser nor Parent has employed any broker or finder and has not incurred and will not incur any broker’s, finder’s or similar fees, commissions or expenses payable by Purchaser or Parent in connection with the Contemplated Transactions.

6.6 Solvency Immediately after giving effect to the Contemplated Transactions, Purchaser will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due.

6.7 Due Diligence. Purchaser and Parent have had adequate opportunity to perform due diligence of Seller, have completed their due diligence examination of Seller, and the results of their due diligence investigation are satisfactory to Purchaser and Parent.

6.8 Purchaser Knowledge of Seller Parties’ Breach. Purchaser and Parent have disclosed to Seller Parties, in writing, all events, circumstances, facts and occurrences of which Purchaser and Parent are currently aware that now, or after the passage of time or giving of notice, is reasonably likely to constitute or result in a breach of any representation, warranty or covenant of Seller Parties in this Agreement, or could have the affect of making any representation or warranty of Seller Parties in this Agreement untrue or incorrect in any respect.

7. COVENANTS OF THE SELLER AND THE SHAREHOLDERS

7.1 Assistance in Proceedings. Each of the Seller and the Shareholders will reasonably cooperate with the Purchaser, the Parent and their counsel in the contest or defense of, and reasonably make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status, or transaction on or before the Closing Date involving the Acquired Assets or the businesses of the Seller.

7.2 Nondisparagement/Use of Names.

(a) Nondisparagement. After the Closing Date, the Seller will not publicly disparage the Parent or the Purchaser or any of their respective directors or officers, except pursuant to any Proceeding.

(b) Use of Names. From and after the Closing, the Seller shall cease conducting any business or otherwise using the names and brands “Alameda”, and “Business Tax Credit Corporation” (collectively the “Alameda Names”) and all derivations thereof. Notwithstanding the foregoing, during the period from the Closing Date until the date that is the earlier to occur of (i) the completion of the winding up of the Seller, and (ii) ninety (90) days after the Closing Date, the Seller shall be permitted to use the Alameda Names solely for identification purposes in communications with former clients, creditors and other parties in respect of the winding-up of the Seller; provided, however, that, Seller shall prominently and explicitly indicate in such communications that the Alameda Names are their respective former names, the Seller is now using the names set forth in Section 3.2(a)(xi) and the Seller is in the process of winding-up, and (iii) for the collection of any of Sellers Accounts Receivable Collection Project.

7.3 Further Assurances. The Seller and the Shareholders shall cooperate with the Purchaser its representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Seller and the Shareholders agree (a) to furnish upon request to the Purchaser or Parent such further information, (b) to execute and deliver to the Purchaser or Parent such other documents, and (c) to do such other acts and things, all as the Purchaser may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. The Seller Parties agree to use their best efforts and shall cooperate reasonably with the Purchaser and Parent and their representatives in connection (i) with any steps necessary to terminate the verbal commission agreement with Benj Epstein, the written commission agreement with Al Dartley and the vouchering agreement with the Consulting Company (collectively the “Commission Agreements”) and (ii) the defense of any Proceeding related to the termination of either of or both the Commission Agreements. The parties agree that the costs of defending any Proceeding related to the termination of the Commission Agreement or any amounts paid to settle such proceedings or paid in connection with the termination of the Commission Agreement shall be shared (i) one-half by Purchaser and Parent, and (ii) one-half by the Seller and Shareholders.

7.4 Confidentiality; Public Announcements.

(a) From and after the Closing Date, the Seller nor the Shareholders shall use or disclose to any Person, any Confidential Information (as defined below), for any reason or purpose whatsoever, nor shall any of them make use of any of the Confidential Information for their own respective purposes or for the benefit of any Person except (i) as expressly permitted pursuant to this Agreement, (ii) in order to facilitate the fulfillment of such party’s obligations hereunder, (iii) as required by Applicable Law, (iv) to such party’s attorneys, accountants, other advisors, officers, employees and directors, as applicable, provided that such Person agrees to be bound by confidentiality provisions at least as restrictive as those provisions set forth herein, (v) with respect to Confidential Information that is historical data regarding the TANF Recovery Project Clients and requirements for TANF Recovery Project Credits only and in such case any disclosure thereof shall be limited to disclosure to the TANF Recovery Project Clients, applicable taxing authorities and individuals necessary to assist with the TANF Recovery Project, so long as such individuals agree in writing to be bound by the provisions of this Section 7.4(a) or (vi) as needed to defend any indemnification claim of investigation or Proceeding, including without limitation with respect to Taxes. For purposes of this Agreement, “Confidential Information” shall mean all confidential information and other information of a proprietary nature relating to the Seller, the business of the Seller, the Acquired Assets, the Purchaser, the Parent or the Purchaser’s or Parent’s respective Affiliates (other than information that is in the public domain at the time of receipt thereof by the Seller or the Shareholders, otherwise becomes public other than as a result of the breach by the Seller or the Shareholders of its agreement hereunder or is rightfully received from a third party without any obligation of confidentiality to the Parent, the Purchaser, any the Seller or their respective Affiliates), including, without limitation and without regarding the immediately preceding parenthetical, any documents, information or materials to which the Seller or their accountants or representatives are given access pursuant to Section 2.4(c) and the terms and conditions of this Agreement. Notwithstanding anything herein to the contrary, any party hereto (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that tax treatment and tax structure shall not include the identity of any party (or affiliate of such party) to this Agreement. This Section 7.4 shall survive the Closing.

(b) The Seller Parties, Purchaser and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Parent and the Purchaser may, without the prior consent of the Seller Parties, issue such press release or make such public statement as may be required by Applicable Law or the applicable rules of any stock exchange or the National Association of Securities Dealers, Inc. and its affiliates if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is required to be filed pursuant to such Applicable Law or rules.

7.5 Payment of All Taxes by Seller. The Seller and the Shareholders, as the case may be, shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement.

7.6 Payment of Other Retained Liabilities. In addition to the payment of Taxes pursuant to Section 7.5, subject to the limitations in Section 9.4 and the limitation on setoff in

Section 9.6 the Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities. If any such Liabilities are not so paid or provided for, or if the Purchaser reasonably determines that failure to make any payments will impair the Purchaser’s use or enjoyment of the Acquired Assets or conduct of the Seller’s business in the Ordinary Course of Business with the Acquired Assets, the Purchaser may, at any time after the Closing, and following Purchaser providing at least ten days written Notice to Seller Parties of such failure to make such payments that will impair the Purchaser’s use or enjoyment of the Acquired Assets or conduct of the Seller’s business in the Ordinary Course of Business with the Acquired Assets, elect to make all such payments directly (but shall have no obligation to do so), which payment shall be after the end of the month in which notice was given to the Seller Parties, and setoff and deduct the full amount of all such payments from the next maturing installments of the unpaid principal balance of the Subordinated Promissory Notes pursuant to Section 9.6. The Purchaser and the Parent shall receive full credit under the Subordinated Promissory Notes, and this Agreement for all payments so made.

8. COVENANTS AND AGREEMENTS OF THE PURCHASER AND PARENT.

8.1 TANF Recovery Project. The Purchaser shall use commercially reasonable efforts to cause the TANF Recovery Project Clients, as defined and made a part hereof in Schedule 1.1(f), to take all reasonable actions to pursue and comply with such project directives from the Governmental Authority issuing such directives in order to obtain TANF Recovery Project Tax Credits, in order to obtain all available TANF Recovery Project tax credits as further described in Schedule 1.1(f), including requesting such clients to amend applicable prior year’s tax returns. The Purchaser will retain a commission fee of twenty five percent (25%) of any amounts actually collected as payment for services under the TANF Recovery Project, but only to the extent amounts collected from the TANF Recovery Project are collected from invoices billed and mailed no later than December 31, 2006. At the end of each month of receipt of payment under the TANF Recovery Project (“TANF Payment”), Purchaser shall transfer seventy-five percent (75%) of such TANF Payment to Seller by check or wire instructions, in accordance with Section 10.8. The Purchaser will retain one hundred percent (100%) of any TANF Recovery Project revenues from invoices billed and mailed after December 31, 2006.

8.2 Further Assurances. The Purchaser and the Parent shall cooperate reasonably with the Seller and the Shareholders and their representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Purchaser agrees (a) to furnish upon request to the Seller Parties such further information, (b) to execute and deliver to the Seller Parties such other documents, and (c) to do such other acts and things, all as any Seller Party or the Shareholders may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. The Purchaser and the Parent agree to use their best efforts and shall cooperate with the Seller and the Shareholders and their representatives in connection (i) with any steps necessary to terminate Commission Agreements, and (ii) the defense of any Proceeding related to the termination of either of or both the Commission Agreements. The parties agree that the costs of defending any Proceeding related to the termination of the Commission Agreement or any amounts paid to settle such proceedings or paid in connection with the termination of the Commission Agreement shall be shared (i) one-half by Purchaser and Parent, and (ii) one-half by the Seller and Shareholders.

8.3 Nondisparagement. After the Closing Date, neither the Purchaser nor Parent will publicly disparage any of the Seller Parties or their respective directors or officers, except (a) pursuant to any Proceeding, or (b) as may be required or advisable pursuant to any applicable law, regulation or rule of a self-regulatory organization, including, without limitation, federal and state securities laws, the rules and regulations promulgated thereunder and the rules and regulations of the National Association of Securities Dealers.

8.4 Accounts Receivable Collection Project. After the Closing Date, the Purchaser shall in good faith assist, to the extent required, and use commercially reasonable efforts to receive and account for all funds received from Seller’s clients in reference to Seller’s Accounts Receivable (“Receipt of Payment”), as detailed and made a part hereof on Schedule 8.4. (the “Accounts Receivable Collection Project”). The Accounts Receivable represent all of Seller’s accounts receivable as of September 30, 2004. At the end of the month in which Receipt of Payment is received by Purchaser, Purchaser shall transfer such Receipt of Payment to Seller by check or wire transfer, in accordance with Section 10.8. The Purchaser shall receive no compensation for fulfilling their obligations under the Accounts Receivable Collection Project. The Purchaser shall, upon reasonable notice (which notice shall set forth in reasonable detail the data sought to be accessed by the Seller), during Purchaser’s normal business hours, under circumstances reasonably designed to minimize any disruption to or interference with the Purchaser’s day-to-day operations and the duties of the Purchaser’s employees, and pursuant to such other procedures and guidelines as are reasonably designed to assure the safety and security of Purchaser’s personnel, premises and data, provide the Seller with access to, and use of, any historical data or data obtained after Closing regarding the Accounts Receivable Collection Project; provided, however, that if the Purchaser reasonably determines that the data sought to be accessed by the Seller and set forth in the notice described above is outside the scope of the Accounts Receivable Collection Project, the Purchaser may prohibit access to such data upon reasonable notice to Seller of such reasonable determination. If any of Seller’s Accounts Receivable as identified on Schedule 8.4 are found to be uncollectible six (6) months after Closing, Purchaser shall turn such Accounts Receivable over to Seller, with all rights to payment, including the full benefit of all security, if any, for such Accounts Receivable and any claim, remedy, or other right related to any of the foregoing. The Seller Parties agree that before initiating any action or proceeding to collect such Accounts Receivable they shall give Purchaser thirty (30) days written notice. In addition, the Seller Parties agree that in collecting any Accounts Receivables with a specific client they will not take any action that could reasonably be expected to interfere with an existing client relationship that the Purchaser has with that client.

8.5 Intentionally Deleted.

8.6 Access to Information. (a) Purchaser and Parent agree to, upon reasonable written notice, (i) afford the Seller Parties and their counsel reasonable access and the right to review, during normal business hours, to the offices, books and records of the Purchaser and to those officers, employees, agents, accountants, and counsel of the Purchaser who have any knowledge relating to the Purchaser or the business and (ii) furnish to the Seller Parties and their counsel such additional financial and operating data and other information regarding the Acquired Assets, Accounts Receivable Collection Project and TANF Recovery Project (or legible copies thereof) as the Seller Parties may from time to time reasonably request; provided, however, that such investigation shall not interfere with any of the business or operations of the Purchaser or any of its respective Affiliates or is deemed Confidential Information

8.7 Assistance in Proceedings. Purchaser and Parent will reasonably cooperate with the Seller Parties and their counsel with respect to any Proceeding involving or relating events or actions on or before the Closing Date and agree to reasonably make available its personnel to provide any testimony and access to its books and records in connection with such Proceeding.

8.8 Intentionally Deleted.

8.9 IVR System. Purchaser and Parent acknowledge that the redundant Interactive Voice Recovery System (“IVR System”) is located at Mr. Ownbey’s property at 15266/16239 Spruce Grove Road, Lower Lake, CA and Purchaser agrees to remove such IVR System from the Premises (as defined below) within a reasonable amount of time, but in no event more than sixty (60) days following the Closing. If Purchaser fails to remove the IVR System within sixty (60) days of Closing, Purchaser agrees to pay to Mr. Ownbey a per diem cost for storage of this system in the amount of $10.

8.10 Notice of Developments. Purchaser and Parent agree to promptly notify Seller Parties in writing of (i) all events, circumstances, facts and occurrences arising on or after Closing that could result in any breach of a representation or warranty or covenant of the Seller Parties or which could have the effect of making any representation or warranty of such Seller Parties untrue or incorrect in any respect of which Purchaser and Parent have Knowledge.

8.11 Intentionally Deleted.

9. INDEMNIFICATION.

9.1 Indemnification by the Seller Parties. The Seller hereby agrees and covenants, and each Shareholder hereby agrees and covenants, on a separate and several basis based on his pro rata ownership of Seller, to indemnify, defend, protect, reimburse and hold harmless Purchaser, Parent and each of their respective officers, directors, employees, shareholders, agents, subsidiaries, representatives, successors, assigns and Affiliates (individually “Purchaser Indemnified Party” and collectively, “Purchaser Indemnified Parties”) from, against, and in respect of (a) all Liabilities, Losses, and Proceedings, (including without limitation reasonable attorneys’ fees and expenses) (collectively, “Claims”) in connection with, resulting from or arising out of (i) any breach or alleged breach of any representation or warranty of the Seller or the Shareholders (other than representations and warranties set forth in Section 5) set forth in this Agreement, or any Transaction Document (excluding the Other Documents); (ii) any breach, nonfulfillment or noncompliance of or with any covenant or agreement on the part of the Seller or the Shareholders set forth in this Agreement or any other Transaction Document (excluding the Other Documents), including without limitation the covenants set forth in this Section 9.1; (iii) the ownership or operation of the Acquired Assets prior to the Closing other than the Assumed Liabilities, (iv) any services provided by the Seller prior to the Closing, (v) any Employee Benefit Plan established or maintained by the Seller, (vi) the Retained Liabilities, (vii) any noncompliance with any Bulk-Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions, and (b) the enforcement of this Section 9.1 by a Purchaser Indemnified Party.

9.2 Indemnification by the Shareholders. The Shareholders, on a separate and several basis based on his pro rata ownership of Seller, hereby agrees and covenants to indemnify, defend, protect, reimburse and hold harmless the Purchaser Indemnified Parties from, against, and in respect of (a) all Claims in connection with, resulting from or arising out of any breach or alleged breach of any representation or warranty of the Seller or the Shareholders set forth in Section 5, or (ii) set forth in this Agreement, or any Transaction Document (excluding the Other Documents); and (b) the enforcement of this Section 9.2 by a Purchaser Indemnified Party.

9.3 Indemnification by Purchaser. The Purchaser and Parent covenant and agree to indemnify, defend, protect and hold harmless the Seller, the Seller’s officers, employees, directors, shareholders and agents, each Shareholder, and each Shareholder’s successors (individually a “Seller Party Indemnified Party” and collectively “Seller Party Indemnified Parties”) from, against and in respect of all Claims suffered, sustained, incurred or paid by the Seller Party Indemnified Parties in connection with, resulting from or arising out of (a) any breach of any representation or warranty of the Purchaser or Parent set forth in this Agreement, the other Transaction Documents (excluding the Other Documents); (b) any breach, nonfulfillment or noncompliance of or with any covenant or agreement on the part of the Purchaser or Parent set forth in this Agreement or any other Transaction Document (excluding the Other Documents), including without limitation the covenants set forth in this Section 9.3; or (c) the Assumed Liabilities. To the extent that Purchaser and Parent have, or may have in the future, claims against the Seller Parties as a result of the termination of any of the Commission Agreements, Purchaser and Parent agree to hold harmless the Seller Parties for any and all Liability or Losses resulting from the termination of any of the Commission Agreements. The foregoing hold harmless and waiver shall, however, not apply to the amounts owed by the Seller Parties pursuant to the cost sharing agreement set forth in Section 7.3

9.4 Limitations on Indemnification.

(a) All claims for indemnification pursuant to Section 9.1(a) (excluding Sections 9.1(a)(ii)) must be made within eighteen (18) months following the Closing Date or otherwise shall be considered and deemed null and void; provided, however, that claims for indemnification relating to any breach of Section 4.1 (Organization and Qualification), Section 4.2 (Authority; Enforceability), Section 4.3 (Noncontravention), Section 4.8(a) (Tangible Personal Property), Section 4.15 (Employee Benefit Plans), Section 4.16 (Tax Matters) and Section 4.22 (Employees; Labor Relations) must be made within the applicable statute of limitations (collectively, the “Indemnity Period”). Notwithstanding the foregoing, if one or more Claim Notices (as defined below) is given to any of the Indemnifying Parties within the required time period, such applicable Indemnity Period shall continue in full force and effect solely with respect to the claim(s) set forth in such Claim Notice(s) until such time as such claim has been fully and finally resolved in accordance with Section 9.5 or Section 9.6.

(b) The Seller Parties shall not be required to make any indemnification payments under Section 9.1(a) (excluding Sections 9.1(a)(ii)) unless and until the claims asserted against the Seller Parties thereunder exceed $45,000 in the aggregate, after which the Indemnified Purchaser Parties shall be entitled to recover for all Claims under Section 9.1(a) (excluding Sections 9.1(a)(ii)) in excess of $45,000. Each Shareholder shall not be required to make any indemnification payments under Section 9.2 unless and until the claims asserted against such Shareholder thereunder exceed $45,000 in the aggregate, after which the Indemnified Purchaser Parties shall be entitled to recover for all such claims in excess of $45,000. Notwithstanding the foregoing, the provisions of this Section 9.4(b) shall not apply to (i) any breach of Section 4.16 (Tax Matters) and (ii) any breach of a covenant or knowing or intentional breach of a representation or warranty.

(c) The maximum liability under Section 9.1(a) (excluding Sections 9.1 (a)(ii)) and Section 9.2 of the Seller Parties on an aggregate basis shall be $5,000,000; provided, however, that this limitation shall not apply to any knowing or intentional breach of a representation or warranty. All claims of indemnification hereunder shall be net of any and all insurance proceeds paid or payable with respect to that claim that are payable to the Indemnified Party (as defined below).

(d) All claims for indemnification pursuant to Section 9.3(a) must be made within eighteen (18) months following the Closing Date or otherwise shall be considered and deemed null and void; provided, however, that claims for indemnification relating to any breach of Section 6.1 (Organization and Qualification), Section 6.2 (Authority; Enforceability) and Section 6.3 (Noncontravention) must be made within the applicable statute of limitations (collectively, the “Purchaser Indemnity Period”). Notwithstanding the foregoing, if one or more Claim Notices (as defined below) is given to any of the Indemnifying Parties, such applicable Purchaser Indemnity Period shall continue in full force and effect solely with respect to the claim(s) set forth in such Claim Notice(s) until such time as such claim has been fully and finally resolved in accordance with Section 9.5 or Section 9.6.

(e) The Purchaser and the Parent shall not be required to make any indemnification payments under Section 9.3(a) unless and until the claims asserted against the Purchaser and/or the Parent exceed $45,000 in the aggregate, after which the Seller Party Indemnified Parties shall be entitled to recover for all Claims under Section 9.3(a) in excess of $45,000; provided, however, that the foregoing limitation shall not apply to any breach of a covenant or knowing or intentional breach of a representation or warranty. The maximum liability under Section 9.3(a) shall be $3,000,000; provided however, that the foregoing limitation shall not apply to any knowing or intentional breach of a representation or warranty.

9.5 Indemnification Procedure. All claims for indemnification under Sections 9.1, 9.2 and 9.3 shall be asserted and resolved as set forth in this Section 9.5 or as set forth in Section 9.6:

(a) If any Claim that involves a Claim being asserted by or against a third party for which the Seller Parties pursuant to Section 9.1, a Shareholder pursuant to Section 9.2 or the Purchaser or Parent pursuant to Section 9.3 (each “Indemnifying Party”) would be liable to any Purchaser Indemnified Party or Seller Party Indemnified Party as applicable (collectively or individually an “Indemnified Party” or the “Indemnified Parties”) is asserted against an Indemnified Party by a third party, the Indemnified Party shall promptly notify each

Indemnifying Party of such Claim (the “Claim Notice”), specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim). The failure of an Indemnified Party to give a Claim Notice promptly shall not invalidate the indemnification except to the extent that an Indemnifying Party can demonstrate that such failure actually and materially impeded the defense of such Claim. The Indemnifying Party shall have twenty (20) days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Claim and (ii) if the Indemnifying Party does not dispute such liability, to confirm that it is prepared at its expense to defend against such Claim. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its obligation to indemnify hereunder and confirms that it will at its expense defend the Indemnified Party against such Claim, the Indemnifying Party shall have the right to defend against such Claim and shall prosecute such defense to a final conclusion either by judgment or settlement. The Indemnified Party shall have a reasonable right to approve of counsel selected by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party reasonably informed of the defense against the Claim and of any settlement discussions so that the Indemnified Party may be assured that its interests are being protected. Unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Claim (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party and, as applicable, a dismissal with prejudice from any related Proceeding. The Indemnified Party may participate in, but not control, any such defense or settlement at its expense. If the Indemnifying Party disputes its liability to the Indemnified Party, or fails to give timely notice during the Notice Period, or fails to assume the defense against such Claim, or having assumed such defense fails to prosecute it so as to protect the interests of the Indemnified Party, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may reasonably settle or defend against any such Claim and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Section, then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest (at the prime rate as published from time to time in The Wall Street Journal) from the date such costs and expenses were incurred.

(b) If the Indemnified Party has a Claim against the Indemnifying Party that does not involve a Claim being asserted by or against a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such Claim to the Indemnifying Party. The Indemnifying Party shall within the Notice Period either accept liability for the Claim, in whole or in part, or deny such liability. Unless the Indemnifying Party accepts liability for the entire Claim, the parties shall attempt in good faith to resolve any dispute between them, failing which the Indemnified Party may institute such Proceedings as are appropriate. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such Claim, the Indemnifying Party shall be deemed conclusively to have accepted liability for the Claim for the amount stated in the Claim Notice.

(c) An Indemnified Party may assert a potential or contingent Claim, in which case the Claim Notice shall set forth the specific basis for such Claim to the extent then feasible. The Indemnified Party’s failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party, except to the extent such failure to give such notice materially and adversely prejudices the Indemnifying Party.

(d) In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Notice, the Indemnifying Party shall, within 30 days after receipt by the Indemnifying Party of such Claim Notice, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the 30-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then such dispute shall be settled by arbitration in San Francisco, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. There shall be three arbitrators, one to be chosen by each Party directly at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each arbitrator shall be an attorney (i) whose primary practice area comprises buyouts and takeovers, (ii) with at least ten years of practice experience, and (iii) that is a partner of a law firm consisting of at least 50 attorneys. Each Party shall pay the fees of the arbitrator he or it selects and of his, her or its own attorneys and the expenses of his, her or its witnesses, and all other fees and costs shall be borne equally by the parties. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction and no Party shall object to the entry of such award.

9.6 Right of Setoff. If the Indemnifying Party shall have elected to pursue arbitration as set forth in Section 9.5(d) above and the parties have not otherwise agreed to a resolution to the claim set forth in the Claim Notice; and provided the parties have completed the arbitration process set for in Section 9.5(d), then upon notice to the Seller Parties, except as set forth in the last sentence of this Section 9.6, the Purchaser and/or Parent may set off any amount to which it may be entitled pursuant to the arbitrator’s order under Section 9.5(d) against amounts otherwise payable under the Subordinated Promissory Notes. The exercise of such right of setoff by the Purchaser or the Parent in good faith, whether ultimately determined to be justified or not, will not constitute an event of default under the Subordinated Promissory Notes. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit the Purchaser or the Parent in any manner in the enforcement of any other remedies that may be available to it, including, without limitation, the provisions of Section 9.5.

9.7 Exclusive Remedy. The indemnification and other remedies provided in this Section 9 shall be deemed to be the exclusive monetary remedies available to all Indemnified Parties with respect to the events and things set forth in Sections 9.1, 9.2 and 9.3. Notwithstanding the foregoing, the exercise by any Person of any of its rights under this Section 9 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other non-monetary remedy that such Person may be entitled to exercise (whether under this Agreement, under any other contract, under any applicable law, at common law, in equity or otherwise).

10. MISCELLANEOUS

10.1 Construction. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it or he has been represented by an attorney in connection with the preparation and execution of this Agreement.

10.2 Cooperation. The parties hereto shall deliver or cause to be delivered to the other parties on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as each may reasonably request for the purpose of carrying out the terms of this Agreement.

10.3 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of all of the other parties; provided, however, that the Purchaser and the Parent may assign their rights hereunder to any Affiliate and any successor entity or assign resulting from a sale of assets, merger, reorganization or other change of control transaction. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

10.4 Entire Agreement. This Agreement, the other Transaction Documents and the exhibits and schedules attached hereto set forth the entire understanding of the parties hereto with respect to the Contemplated Transactions. This Agreement shall not be amended or modified except in writing executed by each of the parties hereto specifically stating that it is an amendment or modification of this Agreement. All previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

10.5 Counterparts/Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement may be executed and delivered by facsimile transmission. This Agreement shall become binding when all counterparts taken together shall have been executed and delivered (which deliveries may be by fax) by the parties.

10.6 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

10.7 Expenses. Except as expressly set forth in this Agreement, each party hereto shall bear its own expenses (including legal fees) in connection with the negotiation, execution, and delivery of this Agreement; provided, however, that the Seller Parties shall bear all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including penalties and interest) incurred in connection with the consummation of the sale of the Acquired Assets contemplated by this Agreement.

10.8 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, sent by a recognized overnight courier service (costs prepaid, with confirmation of receipt), or sent by certified mail, return receipt requested (postage prepaid), as follows:

If to Purchaser or Parent, then to both Purchaser and Parent as follows:

First Advantage Corporation

One Progress Plaza, Suite 2400

St. Petersburg, Florida 33701

Attention: John Long

with a required copy to:

First Advantage Corporation

One Progress Plaza, Suite 2400

St. Petersburg, Florida 33701

Attention: Julie Waters, Esq.

If to any of the Seller Parties:

Island Holdings, Inc.

P.O. 1487

Novato, California 94948-1487

Attn: Phil Ownbey

and

Island Holdings, Inc.

P.O. Box 187

Novato, California 94948-1487

Attn: Marty S. Mancebo

with a required copy to:

Minor & Brown, P.C.

650 South Cherry Street, Suite 1100

Denver, Colorado 80246

Attn: Anthony A. King

or to such other address as the person to whom notice is to be given may have specified in a notice given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service, or (b) actually received or rejected by the addressee, if sent by certified mail, return receipt requested.

10.9 Governing Law; Venue. This Agreement has been executed and delivered in and shall be governed by and construed, and enforced in accordance with the laws of the State of California without regard for its conflict of interest laws.

10.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

10.11 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

10.12 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective successors and permitted assigns any rights whatsoever.

10.13 Enforcement of Agreement. The Seller and Shareholders acknowledge and agree that the Purchaser and Parent would be irreparably damaged if any of the provisions of Sections 7.1 through 7.5 are not performed in accordance with their specific terms and that any breach of said sections by such party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Purchaser and the Parent may be entitled, at law or in equity, they shall be entitled to enforce Sections 7.1 through 7.5 by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of Sections 7.1 through 7.5, without posting any bond.

10.14 Attorneys’ Fees. If any party shall commence any action or proceeding against another party in order to enforce the provisions hereof or to recover damages as a result of the alleged breach of any provision hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees.

10.15 Bulk Sales Laws The Seller Parties, the Purchaser and the Parent hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

10.16 Intentionally deleted.

10.17 Survival; Investigation. All representations, warranties, covenants, and obligations in this Agreement, all schedules hereto and any certificates or other document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to the limitations hereby, subject to Sections 9.4(a) and 9.4(d). The right to indemnification, reimbursement, or other remedy based upon such representations, warranties, covenants, and obligations shall not be affected by any investigation

(including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of acquisition) about, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based upon such representations, warranties, covenants, and obligations.

[Signatures follow]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Asset Purchase Agreement as of the day and year first written above.

PURCHASER:

THE ALAMEDA COMPANY, LLC a Delaware limited liability company

By:
Name:
Title:

PARENT:

FIRST ADVANTAGE CORPORATION, a Delaware corporation

By:
Name:
Title:

SELLER:

BUSINESS TAX CREDIT CORPORATION, d/b/a THE ALAMEDA COMPANY, a California company

By:
John Phillip Ownbey, President

SHAREHOLDERS:

Marty S. Mancebo

John Phillip Ownbey